UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

US LEC Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

US LEC Corp.

Morrocroft III

6801 Morrison Boulevard

Charlotte, North Carolina 28211

April 17, 2003

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of US LEC Corp. (the “Company” or “US LEC”) to be held at 10:00 a.m. on Thursday, May 22, 2003 at US LEC’s Corporate Headquarters, Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina.

The Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the formal business to be conducted at the meeting, accompany this letter. It is important that your shares be represented at the meeting, whether or not you plan to attend. Accordingly, please take a moment now to sign, date and mail the enclosed proxy in the envelope provided.

Following completion of the formal portion of the Annual Meeting, management will comment on the Company’s affairs. A question and answer period will follow. We look forward to seeing you at the meeting.

Sincerely,

Aaron D. Cowell, Jr.

President and Chief Executive Officer

US LEC Corp.

Morrocroft III

6801 Morrison Boulevard

Charlotte, North Carolina 28211

Notice of Annual Meeting of

Stockholders to be Held May 22, 2003

TO THE STOCKHOLDERS OF US LEC CORP.:

The Annual Meeting of Stockholders of US LEC Corp. will be held at US LEC’s Corporate Headquarters, Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina on Thursday, May 22, 2003 at 10:00 a.m., for the following purposes:

1.	To elect eight directors for a one-year term and, in each case, to serve until their successors are elected and qualified, two of whom will be elected solely by the holders of the Series A Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”) and six of whom will be elected by the holders of the Class A Common Stock and the holders of the Series A Preferred Stock voting together as a class with the holders of the Series A Preferred Stock voting on an “as converted” basis; and

2.	To transact such other business as may properly come before the meeting or any reconvened session thereof.

The Board of Directors has fixed the close of business on March 28, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any reconvened session thereof.

Your vote is important. Even if you hold only a few shares, and whether or not you expect to be present, you are requested to date, sign and mail the enclosed proxy in the postage-paid envelope that has been provided. The proxy may be revoked by you at any time, and the giving of your proxy will not affect your right to vote in person if you attend the meeting.

This notice is given pursuant to direction of the Board of Directors.

Aaron D. Cowell, Jr.

President and Chief Executive Officer

April 17, 2003

US LEC Corp.

Morrocroft III

6801 Morrison Boulevard

Charlotte, North Carolina 28211

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of US LEC Corp. (the “Company” or “US LEC”) for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Thursday, May 22, 2003, at US LEC’s Corporate Headquarters, Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina, and at any reconvened session thereof (the “Annual Meeting”). When your proxy is properly executed and returned, the shares it represents will be voted at the meeting. If a choice has been specified by the stockholder as to any matter referred to on the proxy, the shares will be voted accordingly. If no choice is indicated on the proxy, the shares will be voted in favor of election of the director nominees named herein. A stockholder giving a proxy has the power to revoke it at any time before it is voted. Presence at the meeting by a stockholder who has signed and returned a proxy does not alone revoke that proxy; the proxy may be revoked by a later dated proxy or by notice to the Secretary at the meeting. At the meeting, votes will be counted by written ballot. The approximate date on which these proxy materials were first sent or given to stockholders is April 24, 2003.

At the Annual Meeting, stockholders will be asked:

1.	To elect eight directors for a one-year term and, in each case, to serve until their successors are elected and qualified, two of whom will be elected solely by the holders of the Series A Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”) and six of whom will be elected by the holders of the Class A Common Stock and the holders of the Series A Preferred Stock voting together as a class with the holders of the Series A Preferred Stock voting on an “as converted” basis; and

2.	To transact such other business as may properly come before the meeting or any reconvened session thereof.

The representation in person or by proxy of the holders of shares entitled to cast a majority of the total number of votes entitled to be cast by all shares of capital stock issued and outstanding will be necessary to provide a quorum at the Annual Meeting. Provided a quorum is present, six directors will be elected by a plurality of the holders of Class A Common Stock and Series A Preferred Stock, voting together as a class, with the holders of Series A Preferred Stock voting on an “as converted” basis. See “Outstanding Voting Securities.” Two directors will be elected by a plurality of the votes of shares of the Series A Preferred Stock (the “Preferred Stock Directors”). With respect to the election of directors, votes may be cast in favor of nominees or withheld. Withheld votes will not be treated as votes cast and, therefore, will have no effect on the result of the vote.

The cost of preparing, printing and mailing this proxy statement to stockholders will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone without compensation by the Company other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies.

Outstanding Voting Securities

The Board of Directors has set the close of business on March 28, 2003 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). As of the Record Date, the Company had 26,894,839 shares of Class A Common Stock outstanding and 235,590 shares of Series A

Preferred Stock outstanding. Each share of Class A Common Stock is entitled to one vote per share and each share of the Series A Preferred Stock is entitled to one vote per share of Class A Common Stock into which it could have been converted on the Record Date. The holders of the Series A Preferred Stock are entitled to vote their shares as if they had been converted on the Record Date into 7,836,068 shares of Class A Common Stock.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to beneficial ownership of the Company’s voting securities as of the Record Date by: (i) each person or group known to the Company to beneficially own more than five percent of any class of voting securities; (ii) each director and nominee for director; (iii) each executive officer named on the Summary Compensation Table appearing elsewhere in this proxy statement; and (iv) all executive officers and directors as a group.

Name	Title of Class	Amount and Nature of Beneficial Ownership		% of Class (1)	% of Voting Power (2)
Richard T. Aab	Common	11,098,973	(3)	39.7	31.0
Tansukh V. Ganatra	Common	3,647,763	(4)	13.1	10.2
David M. Flaum	Common	190,000		*	*
Steven L. Schoonover	Common	24,300	(5)	*	*
Aaron D. Cowell, Jr.	Common	37,742	(6)	*	*
Michael K. Robinson	Common	23,442	(7)	*	*
Francis J. Jules	Common	105,100	(8)	*	*
Michael C. Mac Donald	Common	0		*	*
Michael A. Krupka	Preferred	117,795	(9)	50.0	11.0
Anthony J. DiNovi	Preferred	111,612	(10)	47.4	10.4
Bain Capital CLEC Investors, L.L.C.	Preferred	117,795	(11)	50.0	11.0
Thomas H. Lee Entities	Preferred	117,795	(12)	50.0	11.0
All executive officers and directors as a group	Common	15,127,320		54.2	42.3
	Preferred	229,407		97.4	21.3

(1)	An “*” indicates less than one percent. Except as otherwise indicated, each person named in this table has sole voting and dispositive power with respect to the voting securities beneficially owned by such person.

(2)	The total voting power of each beneficial owner has been calculated assuming (1) full exercise of options or warrants exercisable by such holder within 60 days after the Record Date and (2) the effect of holders of Series A Preferred Stock voting on an “as converted” basis. See “Outstanding Voting Securities.”

(3)	Includes 4,309,500 shares held by Melrich Associates, L. P. (“Melrich”). Mr. Aab and his wife, Joyce M. Aab, are the sole general partners of Melrich and share voting and dispositive power with respect to these shares. Includes 789,473 shares subject to presently exercisable warrants issued to Mr. Aab in connection with his purchase of subordinated notes issued by the Company. See “Certain Transactions”. Mr. Aab’s address is 6801 Morrison Boulevard, Charlotte, NC 28211.

(4)	Includes 3,542,500 shares held by Super STAR Associates Limited Partnership. Mr. Ganatra, the majority general partner, has voting and dispositive power with respect to these shares. Also includes 105,263 shares subject to presently exercisable warrants issued to Mr. Ganatra in connection with his purchase of subordinated notes issued by the Company. See “Certain Transactions”. Mr. Ganatra’s address is 6801 Morrison Boulevard, Charlotte, NC 28211.

(5)	These shares are held by Schoonover Investments Limited Partnership, a limited partnership controlled by Mr. Schoonover.

(6)	Includes 18,750 shares subject to presently exercisable stock options.

(7)	Includes 18,750 shares subject to presently exercisable stock options.

(8)	Includes 100,000 shares subject to presently exercisable stock options.

(9)	The 117,795 shares of Series A Preferred Stock with a stated value of $1,000 are presently convertible at a conversion price of approximately $30.06 into 3,918,034 shares of Class A Common Stock. Michael A. Krupka is a member of Bain Capital Investors, L.L.C. (“Bain Investors”). Bain Investors is the sole general partner of Bain Capital Partners VI, L.P. (“Bain Partners VI”), which is the sole general partner of Bain Capital Fund VI, L.P. (“Bain Fund VI”), which is the Administrative Member of Bain Capital CLEC Investors, L.L.C. (“CLEC L.L.C.”). By virtue of this relationship, Mr. Krupka may be deemed to share voting and dispositive power with respect to the 117,795 shares of Series A Preferred Stock held by CLEC L.L.C. Mr. Krupka disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Krupka’s address is 111 Huntington Avenue, Boston, MA 02199.

(10)	The 111,612 shares of Series A Preferred Stock with a stated value of $1,000 are presently convertible at a conversion price of approximately $30.06 into 3,712,337 shares of Class A Common Stock. The 111,612 shares of Series A Preferred Stock includes (a) 289 shares held by Mr. DiNovi for his own account, (b) 98,398 shares held by Thomas H. Lee Equity Fund IV, L.P. (“THL Equity Fund”), (c) 3,368 shares held by Thomas H. Lee Foreign Fund IV, L.P. (“THL Foreign Fund”), and (d) 9,557 shares held by Thomas H. Lee Foreign Fund IV-B (“THL Foreign Fund B”). THL Equity Advisors IV, LLC. (“THL Advisors”) is the general partner of THL Equity Fund, THL Foreign Fund and THL Foreign Fund B. Mr. DiNovi is a managing director of THL Advisors. Mr. DiNovi disclaims beneficial ownership of all reported shares except to the extent of his pecuniary interest therein. Mr. DiNovi’s address is 75 State Street, 26th floor, Boston, MA 02109.

(11)	The 117,795 shares of Series A Preferred Stock with a stated value of $1,000 are presently convertible at a conversion price of approximately $30.06 into 3,918,034 shares of Class A Common Stock. By virtue of its role as Administrative Member of CLEC L.L.C., Bain Fund VI, whose sole general partner is Bain Partners VI, whose sole general partner is Bain Investors, may be deemed to beneficially own all 117,795 shares of Series A Preferred Stock held by CLEC L.L.C. Bain Fund VI disclaims beneficial ownership of all but the 50,237 shares of Series A Preferred Stock in which it holds a pecuniary interest. Based on their pro-rata share of membership interests in CLEC L.L.C., other members of CLEC L.L.C affiliated with Bain Fund VI may be deemed to beneficially own shares of Series A Preferred Stock held by CLEC L.L.C. as follows: (a) 55,743 shares held by Bain Capital VI Coinvestment Fund, L.P., whose sole general partner is Bain Partners VI, whose sole general partner is Bain Investors, (b) 3,057 shares held by BCIP Associates II, a Delaware general partnership of which Bain Investors is the managing partner, (c) 370 shares held by BCIP Trust Associates II, a Delaware general partnership of which Bain Investors is the managing partner, (d) 497 shares held by BCIP Associates II-B, a Delaware general partnership of which Bain Investors is the managing partner, (e) 183 shares held by BCIP Trust Associates II-B, a Delaware general partnership of which Bain Investors is the managing partner, (f) 504 shares held by BCIP Associates II-C, a Delaware general partnership of which Bain Investors is the managing partner, and (g) 168 shares held by PEP Investments Pty Ltd., for which Bain Investors is attorney-in-fact. The address for Bain Capital CLEC Investors, L.L.C. is 111 Huntington Avenue, Boston, MA 02199.

(12)	The 117,795 shares of Series A Preferred Stock with a stated value of $1,000 are presently convertible at a conversion price of approximately $30.06 into 3,918,034 shares of Class A Common Stock. The 117,795 shares of Series A Preferred Stock includes (a) 98,398 shares held by THL Equity Fund, whose sole general partner is THL Advisors, (b) 3,368 shares held by THL Foreign Fund, whose sole general partner is THL Advisors, (c) 9,557 shares held by THL Foreign Fund B, whose sole general partner is THL Advisors, (d) 640 shares held by Thomas H. Lee Charitable Investment Limited Partnership, (e) an aggregate of 4,215 shares held by certain parties affiliated with Thomas H. Lee Partners, L.P., and (f) 1,619 shares held by Putnam Investment Holdings, LLC (collectively, the “Thomas H. Lee Entities”). Each of the Thomas H. Lee Entities disclaims beneficial ownership of those shares held by the other Thomas H. Lee Entities. The address for Thomas H. Lee Entities is 75 State Street, 26th floor, Boston, MA 02109.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of eight directors. The holders of Class A Common Stock, voting together as a class with the Series A Preferred Stock voting on an “as converted” basis, elect six Class A Directors annually and holders of Series A Preferred Stock elect two Preferred Stock Directors annually. Directors generally serve until the next annual meeting of stockholders.

Class A Directors

Six Class A Directors will be elected at the Annual Meeting. The nominees are described below:

Name	Age	Director Since	Business Experience
Richard T. Aab	54	1996

Mr. Aab co-founded US LEC in June 1996 and has served as chairman of the board of directors since that time. He also served as chief executive officer from June 1996 until July 1999. Between 1982 and 1997, Mr. Aab co-founded and held various positions with ACC Corp., an international telecommunications company in Rochester, NY, including chairman and chief executive officer, and served as a director.

Tansukh V. Ganatra	59	1996

Mr. Ganatra co-founded US LEC in June 1996 and has served as a director since that time. He served as chief executive officer and vice chairman of the board of directors from July 1999 until his retirement in December 2001. He also served as president and chief operating officer from June 1996 until July 1999. From 1987 to 1997, Mr. Ganatra held various positions with ACC Corp., including serving as its president and chief operating officer. Prior to joining ACC Corp., Mr. Ganatra held various positions during a 19-year career with Rochester Telephone Corp., culminating with the position of director of network engineering. Mr. Ganatra currently serves as a consultant to US LEC.

Aaron D. Cowell, Jr.	40	2002

Mr. Cowell joined US LEC in June 1998 as executive vice president and general counsel. Later that year, he assumed responsibility for US LEC’s sales and field sales support functions. In 1999, his executive management duties were expanded to include US LEC’s engineering, operations, regulatory, customer care services and marketing departments. He was also appointed as president and chief operating officer of US LEC in 2000. In October 2002, Mr. Cowell was named chief executive officer and a member of the board of directors. He also holds a position on the executive committee for ALTS (The Association for Local Telecommunications Services), through which he helps promote regulations and decisions that will facilitate fair competition in the telecommunications industry. Before joining US LEC in 1998, Mr. Cowell spent 11 years as an attorney with Moore & Van Allen PLLC, a large Southeastern law firm, where he represented, among others,

Name	Age	Director Since	Business Experience
			US LEC and Alcatel, primarily in corporate finance and merger and acquisition matters. Mr. Cowell is a graduate of Harvard Law School and Duke University.

David M. Flaum	50	1998

Mr. Flaum has served as a director of US LEC since January 1998. He also serves as president of Flaum Management Company, Inc. (“Flaum Management”), a real estate development firm based in Rochester, New York, since 1985, and president of The Hague Corporation, a commercial real estate management firm, since 1993. Flaum Management is active in the development of retail centers and office buildings in the eastern United States.

Michael C. Mac Donald	49	2003

Mr. Mac Donald has served as a director of US LEC since April 2003. Since joining Xerox Corporation (“Xerox”) in 1977, Mr. Mac Donald has held various sales and marketing positions with the company since June 2000. He has been president of the North American Solutions Group, which is responsible for all products, services and solutions sold by the Xerox direct sales force in the United States and Canada. Mr. Mac Donald is a director of Medifast, Inc., which is engaged in the production, distribution, and sale of weight and disease management products and other consumable health and diet products. He also serves as a member of the board of trustees and overseers of Rutgers University and as a director of the U.S. Chamber of Commerce and The V Foundation.

Steven L. Schoonover	57	1998

Mr. Schoonover has served as a director of US LEC since January 1998. He also serves as President and Chief Executive Officer of CellXion, L.L.C., which specializes in site development, shelter and tower construction and radio equipment integration for the wireless telecommunications industry. From 1990 until its sale in November 1997 to Telephone Data Systems, Inc., Mr. Schoonover served as president of Blue Ridge Cellular, Inc., a full-service cellular telephone company. From 1983 to 1996, he served in various positions, including president and chief executive officer, with Fibrebond Corporation, a firm involved in construction, installation and management of cellular telephone and personal communications systems.

Preferred Stock Directors

On April 11, 2000, affiliates of Bain Capital, Inc. (“Bain”) and Thomas H. Lee Partners, L.P. (“THL”) each purchased $100 million of the Series A Preferred Stock. The holders of the Series A Preferred Stock are entitled to elect two directors of the Company. The Preferred Stock Director nominees are described below:

Name	Age	Director Since	Business Experience
Anthony J. DiNovi	40	2000

Mr. DiNovi has been a director of US LEC since April 2000. He is also a managing director of THL, a private investment firm, where he has been employed since 1988. Mr. DiNovi currently serves as a director of Eye Care Centers of America, Inc., Fairpoint Communications, Inc., Fisher Scientific, Inc., Vertis, Inc., and several privately held companies.

Michael A. Krupka	38	2000

Mr. Krupka has been a director of US LEC since April 2000. He joined Bain, a private investment firm, in 1991 and has been a managing director since 1997. Prior to joining Bain, he spent several years as a management consultant at Bain & Company where he focused on technology and technology-related companies. In addition, Mr. Krupka has served in several senior operating roles at Bain portfolio companies. He currently serves as a director of Integrated Circuit Systems, Inc. and a number of private companies.

Compensation of Directors

The Company currently pays non-employee Class A Directors an annual retainer of $5,000 and a fee of $1,000 for each meeting of the board of directors and $500 for each meeting of any committee they attend. Mr. Mac Donald was awarded an option to purchase 10,000 shares of the Class A Common Stock upon his election to the board of directors on April 15, 2003. The option exercise price is $3.44 per share, it is fully vested and expires in April 2013. The Company also reimburses each non-employee Class A Director for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and any committees thereof.

The Company entered into a consulting agreement with Mr. Ganatra effective as of January 1, 2002. The agreement expires on January 1, 2009 unless terminated prior to that date by either party. Pursuant to the agreement, Mr. Ganatra is entitled to receive an annual consulting fee of $50,000 for twenty days of consulting services per year. Mr. Ganatra is entitled to an hourly consulting fee if he performs additional services, at the Company’s request, for more than twenty days per year. Mr. Ganatra may terminate the agreement after January 1, 2005. The Company may terminate the agreement in the event of Mr. Ganatra’s death or disability. Upon termination of the agreement, Mr. Ganatra is entitled to receive accrued but unpaid fees through the date of termination. In addition, following the termination of the agreement, Mr. Ganatra has agreed not to compete with the Company within defined geographic areas for one year and not to encourage the Company’s employees to terminate their employment with the Company and work for one of the Company’s competitors for two years. As part of a Company-wide cost and expense control effort, Mr. Ganatra agreed to reduce his consulting fee by approximately $833 per month from November 2002 until February 2003.

Meetings and Committees of the Board of Directors

The board of directors held ten meetings during 2002. The board of directors currently has an audit committee and a compensation committee. Messrs. DiNovi, Flaum, Krupka and Schoonover currently serve as the members of both of these committees. Mr. Mac Donald has agreed to serve on the compensation committee for 2003. The audit committee met five times during 2002. In addition, Mr. Schoonover, the chairman of the audit committee, met with the Company’s independent accountants prior to the release of the Company’s quarterly earnings announcements and the filing by the Company of its quarterly reports with the Securities and Exchange Commission. The primary functions of the audit committee are to (i) establish and review the activities of the independent accountants, (ii) review recommendations of the independent accountants and responses of management and (iii) review and discuss the Company’s financial reporting and accounting policies with the independent accountants and management.

The compensation committee did not meet during 2002. In lieu of compensation committee meetings, the full board of directors performed the functions of the compensation committee, which include the administration of the Company’s 1998 Omnibus Stock Plan (the “Stock Plan”) and determination of executive officer compensation.

The board of directors has no nominating committee.

Compensation of Executive Officers

The following table summarizes compensation paid for the year ended December 31, 2002 to (i) the persons who served as the Company’s chief executive officer during 2002 and (ii) the Company’s two other most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options (#)	All Other Compensation ($)
Richard T. Aab	2002	170,500	—	—		—	3,287	(2)
Chairman	2001	176,000	—	—		—	10,789
	2000	176,000	—	—		—	2,480
Aaron D. Cowell, Jr.	2002	287,000	—	—		—	6,572	(2)
President and Chief Executive Officer	2001 2000	250,000 250,000	300,000 —	— —		75,000 —	5,358 5,358
(Beginning October 15, 2002)
Michael K. Robinson	2002	242,000	—	—		—	15,550	(2)
Executive Vice President—	2001	250,000	100,000	—		75,000	5,370
Finance and Chief Financial Officer	2000	250,000	—	—		—	5,370
Francis J. Jules	2002	404,000	—	95,670	(3)	—	196,540	(4)
Chief Executive Officer	2001	17,315	100,000	—		550,000	—
(Beginning December 18, 2001 and ending October 14, 2002)

(1)	In October 2002, as part of a comprehensive cost and expense control effort on the part of management, each of the Company’s executive officers and its chairman proposed a temporary reduction in their respective base salaries of 20% for a period of up to six months. The board of directors approved this proposal, which commenced in November 2002 and continued until February 2003.

(2)	Amounts presented for 2002 include matching contributions to each executive officer’s account under the Company’s 401(k) retirement plan in the amounts of $2,437, $908, $5,500 and $5,499 and group term life insurance premiums of $850, $0, $1,072 and $984 for Messrs. Aab, Ganatra, Cowell and Robinson, respectively. In addition, Messrs. Cowell and Robinson received $4,536 and $9,067, respectively, for medical and dental insurance for 2002.
(3)	Amount presented includes $34,417 in commuting expenses between Charlotte, NC and Chicago, IL, and $33,915 for taxes payable as a result of commuting expenses.
(4)	Amount presented includes a matching contribution to Mr. Jules’ account under the Company’s 401(k) retirement plan in the amount of $3,462, group life insurance premiums of $944, COBRA reimbursements of approximately $4,000, reimbursement of $795 of life insurance fees and premiums, a replacement disability insurance policy at a cost to the Company of $673, $20,000 of executive outplacement services and four months salary continuation of $166,666. See “Separation Agreement with Francis J. Jules.”

Separation Agreement with Francis J. Jules

Effective October 14, 2002, Francis J. Jules resigned as the Company’s chief executive officer and as a director. In connection with his resignation, the Company and Mr. Jules entered into a separation agreement for a term ending on April 14, 2003 or such earlier date as Mr. Jules began employment with another company. During the term, Mr. Jules agreed to serve as a consultant to the Company as an executive advisor to the Chairman. Also during the term, the Company agreed (i) to continue Mr. Jules’ base annual salary on a monthly basis, (ii) to reimburse him for his monthly COBRA payments associated with his election to continue the Company’s medical insurance coverage, (iii) to assist Mr. Jules in converting the group life insurance coverage provided by the Company to an individual policy and to reimburse him for any conversion fees and premiums for the individual policy, (iv) to purchase an individual disability insurance policy for him to replace the coverage Mr. Jules had under the Company’s group disability insurance coverage and (v) to provide him with professional executive outplacement services.

When Mr. Jules was employed by the Company, he was granted an option to purchase 550,000 shares of the Company’s common stock at an exercise price of $2.91 per share. The option was fully vested as to 100,000 shares and the balance vested in 150,000 share increments on the first, second and third anniversary dates of his employment. Under the separation agreement, this option was cancelled with respect to all of the unvested shares. Mr. Jules retained his option for 100,000 shares and the Company agreed to extend the option termination date from February 14, 2003 to April 14, 2004.

In consideration of the separation benefits the Company agreed to provide to Mr. Jules, he agreed, for a period of one year, not to solicit, directly or indirectly through any other firm, any customer of the Company, not to encourage any customer to limit or cease doing business with the Company, and not to identify any customer to be contacted or solicited by others or to direct others to contact or solicit any customer of the Company. In addition, he agreed to continue to comply with his obligations under his employment agreement not to disclose confidential and proprietary information about the Company’s business or its customers.

Mr. Jules began employment with another company during the term of the separation agreement. Consequently, he received the separation benefits the Company agreed to provide him for four months. See “Summary Compensation Table.”

The following table sets forth information with respect to options granted or held by executive officers named on the Summary Compensation Table (“Named Executive Officers”). Grants to Messrs. Cowell and Robinson were made under the 1998 Omnibus Stock Plan. There were no option grants to or options exercised by Named Executive Officers in 2002.

FISCAL YEAR END OPTION VALUES

	Number of Securities Underlying Unexercised Options at December 31, 2002				Value of Unexercised In-the-Money Options At December 31, 2002
Name	Exercisable		Unexercisable		Exercisable	Unexercisable
Aaron D. Cowell, Jr.	397,500	(1)	62,500	(1)	$0	$0
Michael K. Robinson	237,500	(2)	62,500	(2)	$0	$0
Francis J. Jules (3)	100,000		—		$0	$0

(1)	Pursuant to Mr. Cowell’s participation in an option exchange offer, the number of shares underlying exercisable and unexercisable options at January 29, 2003 was reduced to 18,750 and 56,250, respectively. See “Option Exchange Offer.”
(2)	Pursuant to Mr. Robinson’s participation in an option exchange offer, the number of shares underlying exercisable and unexercisable options at January 29, 2003 was reduced to 18,750 and 56,250, respectively. See “Option Exchange Offer.”
(3)	Mr. Jules resigned as chief executive officer and a director on October 14, 2002.

The following table sets forth information concerning shares of the Company’s Class A Common Stock that may be issued under equity compensation plans and arrangements at December 31, 2002.

EQUITY COMPENSATION PLANS

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, rights	Weighted-average exercise price of outstanding options, warrants, rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	3,921,200	$9.21	1,802,094
Equity compensation plans not approved by security holders(2)	243,000	$2.88	—

Total	4,164,500		1,802,094

(1)	On January 29, 2003, outstanding options to purchase 2,857,332 shares were surrendered and canceled under the Company’s option exchange offer. These shares are now available for future issuance under the Stock Plan.
(2)	Includes 143,000 shares underlying a compensatory warrant issued to an executive officer in 1997, prior to the Company’s initial public offering. The warrant is exercisable through December 31, 2004. Also includes 100,000 shares underlying a compensatory option granted to Francis J. Jules in connection with his initial employment by the Company. The option is exercisable through April 14, 2004.

Option Exchange Offer

In December 2002, the Company announced an offer to exchange options outstanding under the Stock Plan with an exercise price of $4.00 or more for new options to be granted in August 2003. Approximately 3,231,000 options were eligible for exchange in the offer. Immediately following the expiration of the offer on January 29, 2003, the Company accepted for exchange eligible options tendered to it for 2,857,332 shares of Class A Common Stock and canceled all of these eligible options. The exercise price of the new options will be determined on the date the new options are granted.

As a result of the participation of Messrs. Cowell, Robinson, Flaum and Schoonover in the option exchange offer, options to purchase 385,000, 225,000, 45,000 and 145,000 shares of Class A Common Stock were cancelled for Messrs. Cowell, Robinson, Flaum and Schoonover, respectively.

Report of the Board of Directors Regarding Executive Compensation

General.    The objective of the Company’s executive compensation program is to attract, motivate, reward and retain qualified executive officers. The program consists of (i) annual compensation comprised of a base salary combined with a cash incentive bonus based upon the Company and executive’s performance and (ii) long-term compensation comprised of equity-based incentive awards.

Annual Compensation.    The board of directors typically reviews the salaries and considers bonuses for the Company’s executive officers each January. Salary adjustments, if any, are made for the current year and bonuses, if any, are awarded based on the performance of the Company and a qualitative review of the executive’s performance during the prior year. No adjustments were made in the salaries of the Company’s executive officers in January 2002, other than as explained below for Mr. Cowell. This decision was based primarily upon the board’s determination that 2002 would be a financially challenging year for the Company. In October 2002, as part of a comprehensive cost control effort on the part of management, each of the Company’s executive officers proposed a temporary reduction in their respective base salaries of 20% for a period of up to six months. The board of directors approved this proposal, which commenced in November 2002 and continued until February 2003. As part of the Company’s cost control efforts, no bonuses were awarded to executive officers for 2002.

Long-Term Compensation.    The Company adopted the Stock Plan primarily as a tool to recruit and retain directors, executive officers and other employees on a basis competitive with industry practices for emerging, growth-oriented businesses. The board of directors believes that stock-based incentive awards are the best way to align the interests of executive officers and other key employees with those of the Company’s stockholders. Although the plan permits awards of stock options, stock appreciation rights, restricted stock and restricted stock units, the board has to date used only stock options to attract and retain executive officers and key employees. Stock option awards typically include vesting conditions that encourage an executive officer to remain with the Company over a period of years. No options were granted to executive officers in 2002. Executive officers were eligible to participate in the Company’s stock option exchange offer. See “Option Exchange Offer” above for a description of the exchange offer.

Compensation of the Chief Executive Officer.    The compensation of Mr. Jules, who served as chief executive officer through October 14, 2002, was based on his employment agreement. See “Separation Agreement with Francis J. Jules” for a description of his severance arrangements.

Mr. Cowell was named chief executive officer on October 15, 2002. His base salary was not increased at that time. Mr. Cowell’s base salary had been increased in January 2002 in connection with the retirement of Mr. Ganatra as chief executive officer. As a result of Mr. Ganatra’s retirement, Mr. Cowell’s responsibilities as president and chief operating officer increased significantly. Based upon the increase in responsibilities and a qualitative review of Mr. Cowell’s performance during 2001, Mr. Ganatra recommended to the board of directors that Mr. Cowell’s annual base salary be increased from $250,000 to $300,000. This recommendation was approved by the board of directors. In October 2002, as part of a comprehensive cost control effort on the part of management, Mr. Cowell proposed a temporary reduction in his base salary of 20% for a period of up to six months. The board of directors approved this proposal, which commenced in November 2002 and continued until February 2003. As a result of the Company’s cost control efforts, no bonus was awarded to Mr. Cowell in 2002. No options were granted to Mr. Cowell in 2002, although he did participate in the Company’s option exchange offer. See “Option Exchange Offer” above for a description of the exchange offer.

Certain Income Tax Considerations.    Under federal tax law, certain non-performance based executive compensation which is in excess of $1.0 million is not tax deductible by the Company. During 2002, no executive officer of the Company received compensation in excess of this limit, and, at this time, the Board of Directors does not expect that executive officers of the Company will receive compensation in excess of this limit during 2003. Accordingly, no formal policy with respect to the tax deductibility of executive compensation has been adopted.

Members of the Board of Directors

Richard T. Aab, Chairman

Tansukh V. Ganatra

Francis J. Jules (Through October 14, 2002)

Aaron D. Cowell, Jr. (Beginning October 15, 2002)

David M. Flaum

Michael Mac Donald (Beginning April 15, 2003)

Steven L. Schoonover

Anthony J. DiNovi

Michael A. Krupka

Certain Transactions

On December 31, 2002, the Company restructured its senior secured credit facility and issued $5.0 million of subordinated notes with warrants to purchase shares of Class A Common Stock to a group of 13 investors that included Messrs. Aab and Ganatra. The $5.0 million of subordinated notes bear interest at an annual rate of 11%, payable monthly, have a five-year term and are subordinated to the senior credit facility. The note purchasers also received warrants to purchase 2,631,579 shares of Class A Common Stock at an exercise price of $1.90 per share ($2.06 per share for Messrs. Aab and Ganatra), representing approximately 10% of the Company’s currently outstanding shares of Class A Common Stock. The warrants are exercisable immediately and expire upon the earlier of 10 years or five years from the repayment in full of the subordinated notes. The Company granted the warrant holders certain registration rights with respect to the Class A Common Stock underlying the warrants. The Company’s senior lenders required the $5.0 million investment as a condition to closing the restructuring transaction. Mr. Aab purchased $1.5 million and Mr. Ganatra purchased $200,000 in principal amount of the subordinated notes and received 789,473 and 105,263, respectively, of the warrants.

Compensation Committee Interlocks and Insider Participation

The Board of Directors performed the functions of a compensation committee during 2002. Messrs. Aab, Cowell and Ganatra participated in deliberations of the board of directors concerning executive compensation for 2002, other than deliberations regarding their own compensation. Messrs. Aab and Cowell are directors of the Company and Mr. Cowell is an executive officer. Mr. Ganatra is a director and served as an executive officer until his retirement in December 2001.

Performance Graph

The performance graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The following is a comparative performance graph which compares the percentage change of cumulative total stockholder return on the Class A Common Stock with (a) the total return index of The Nasdaq Stock Market (US Companies) (the “Broad Index”) and (b) the total return index for The Nasdaq Telecommunications Index for the period commencing April 24, 1998 (the first day of trading of the Class A Common Stock following the Company’s initial public offering) and ending February 28, 2003 assuming an investment of $100. The base price for the Company’s stock is the initial public offering price of $15.00 per share.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. All of the members of the audit committee are independent for purposes of the Nasdaq listing requirements. The audit committee operates under a written charter adopted by the Board of Directors.

In this context, the audit committee has met and held discussions with management and the independent accountants. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The audit committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Company’s independent accountants also provided to the audit committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The audit committee discussed with the independent accountants the accounting firm’s independence. The audit committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants’ independence.

Based upon the audit committee’s discussion with management and the independent accountants and the audit committee’s review of the representations of management and the report of the independent accountants to the audit committee, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission.

Steven L. Schoonover, Chairman

David M. Flaum

Anthony J. DiNovi

Michael A. Krupka

Audit Fees

Audit fees billed or expected to be billed to the Company by Deloitte & Touche, LLP for the audit of the Company’s financial statements for the fiscal year ended December 31, 2002 and for reviews of the Company’s unaudited financial statements included in the Company’s quarterly reports on Form 10-Q for the last fiscal year totaled approximately $350,000.

Financial Information Systems Design and Implementation Fees

There were no services provided by Deloitte & Touche, LLP for the design and implementation of financial information systems during the last fiscal year.

All Other Fees

Fees billed or expected to be billed to the Company by Deloitte & Touche, LLP for all other non-audit services, including tax-related services, provided during the last fiscal year totaled approximately $100,000. The audit committee considers the provision of such non-audit services to be compatible with maintaining the independence of Deloitte & Touche, L.L.P.

INDEPENDENT ACCOUNTANTS

Deloitte & Touche LLP served as the Company’s independent accountants for the year ended December 31, 2002. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, and will have an opportunity to make a statement if he or she desires to do so. The representative is also expected to be available to respond to appropriate questions. The Board of Directors has not selected the Company’s independent accountants for the year ending December 31, 2003 because management has not yet submitted its recommendations to the audit committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons who own more than ten percent of the Class A Common Stock to file initial reports of ownership and reports of changes in their ownership of the Class A Common Stock with the U.S. Securities and Exchange Commission (“SEC”). Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely upon a review of the reports furnished to it, all Section 16(a) filing requirements were complied with on a timely basis in 2002.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

A stockholder intending to present a proposal at the 2003 Annual Meeting of Stockholders, whether or not stockholders wish to have their proposal included in the proxy materials related to the 2004 Annual Meeting, must deliver the proposal in writing to the attention of the Company’s Secretary at its corporate offices, Morrocroft III, 6801 Morrison Boulevard, Charlotte, NC 28211 no later than December 23, 2003. It is suggested that proposals be submitted by certified mail-return receipt requested.

TRANSACTION OF OTHER BUSINESS

As of the date of this proxy statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

Aaron D. Cowell, Jr.

President and Chief Executive Officer

April 17, 2003